Exhibit 10.1
Executive Officer Bonus Plan
Objectives
The objectives of the Aruba Networks, Inc. (the “Company”) Executive Officer Bonus Plan (the “Plan”) are:
•	To emphasize meeting/exceeding Company financial goals.
•	To reward Section 16 officers for maximizing results.
•	To reward the results of individual and collective actions.
•	To position the Company competitively in the employment marketplace.
Description
Performance Period. The Plan is based on achieving defined objectives established for two consecutive fiscal quarters. A new and separate Plan performance period begins on the first day of the first and third quarter and ends on the last day of second and fourth quarter, respectively.
Performance Targets. As described further below, a bonus pool, in an amount to be determined by the Board of Directors of the Company (the “Board”), will be funded based upon the extent to which the Company meets or exceeds the Board-approved internal operating plan revenue and profit targets (the “Operating Plan revenue” and “Operating Plan profit”, respectively) set by the Board at the start of the Company’s fiscal year. Beginning with fiscal 2011, the Board may, in its discretion, determine that different performance metrics will be used to fund the bonus pool.
Plan Award. The budget for the Plan award payout will be based on a percentage of the participant’s eligible base pay for the applicable performance period, as further described below. For purposes of the Plan, “base pay” will include only gross base wages or gross base salary, as applicable, and will exclude all other payments including, but not limited to, bonuses, commissions, overtime, and equity compensation.
Any bonus payment under the Plan will be made in the form of a restricted stock unit award (an “Award”) granted under the Company’s 2007 Equity Incentive Plan (the “Equity Plan”) and will be subject to the terms and conditions of the Equity Plan and an Award agreement between the Company and the participant. Each Award will be fully vested on the date of grant, which will be established in accordance with the Company’s Equity Award Grant Policy, subject to the participant’s remaining a Service Provider (as defined in the Equity Plan) through the applicable vesting date.
The number of restricted stock units subject to an Award will be determined based on the dollar value attributable to the participant’s bonus for a given performance period, divided by the closing Company share price on the Award’s date of grant.
The dollar value of a participant’s bonus for a given performance period will equal the target percentage of his or her base pay for the performance period multiplied by the percentage of funding of the bonus pool, subject to the approval of the Compensation Committee of the Board (the “Compensation Committee”). For example, if the bonus pool is funded at a level of 105%, each participant would be eligible to receive a bonus valued at 105% of his or her target

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percentage of base salary for the performance period, unless the Compensation Committee determines otherwise.
Unless determined otherwise by the Compensation Committee, the Plan award targets as a percentage of base pay for the performance period are as follows:

	Grade	Target as a % of base pay

•	CEO and COO*	125%
•	CFO	100%
•	CTO	75%

*	See “Eligibility” section below.
The funding of the bonus pool shall be based on achievement of the Operating Plan revenue and Operating Plan profit as follows:
•	(1) Failing to meet the Operating Plan profit target for the performance period, or (2) meeting 97.5% or less of the Operating Plan revenue target for the performance period: No pool will be funded and there will be no bonus payment under the Plan for the performance period.

•	(1) Meeting the Operating Plan profit target for the performance period, and (2) meeting more than 97.5% but less than or equal to 112.5% of Operating Plan revenue target: The bonus pool is funded at the percentage achievement amount of the Operating Plan revenue target up to but not to exceed 110%. For example: Meeting the Operating Plan profit target and meeting 112% of the Operating Plan revenue target will result in funding of a bonus pool equal to 110% of the target amounts of all participants in the Plan for that performance period.

•	(1) Meeting the Operating Plan profit target for the performance period, and (2) meeting more than 112.5% of the Operating Plan revenue target: The bonus pool is funded at 110% of the target amounts of all participants in the Plan for that performance period.
The Compensation Committee will determine, in good faith, whether and to what extent Operating Plan revenue and Operating Plan profit targets have been achieved for a given performance period.
Payment. Awards are scheduled to be approved by the Compensation Committee after the end of the performance period, if the goals have been achieved, pursuant to the terms of the Company’s Equity Award Grant Policy. A participant will not be entitled to an Award under the Plan if his or her employment with the Company is terminated for any reason prior to the date of Award grant, nor will such participant be entitled to receive the shares of the Company’s common stock underlying such Award if his or her employment with the Company is terminated for any reason prior to the date such Award vests.
Policies and Practices
Eligibility. All regular, full-time and non-commissionable Company employees in good standing who are “officers” within the meaning of Section 16 of the Securities Exchange Act of 1934, as

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amended (“Section 16”) are eligible to participate in the Plan. Notwithstanding the foregoing, Mr. Hitesh Sheth will not be eligible to participate in the Plan during fiscal 2010, as he is eligible for a fiscal 2010 performance bonus as provided in his July 16, 2009 offer letter with the Company. If an employee ceases to be an “officer” for purposes of Section 16 during a performance period but otherwise remains eligible to participate in the Plan, he or she shall remain a participant in the Plan for the remainder of the performance period. An employee whose employment begins during a performance period that has already commenced will be eligible to participate in the Plan for that performance period and to receive a pro-rated Award reflecting the length of his or her employment during the performance period, provided such employee was employed by the Company for at least one full fiscal quarter in the performance period, subject to the other terms and conditions of the Plan.
Performance Improvement Plan (PIP) — if an employee is on a PIP within that performance period, he or she will no longer be eligible to receive an Award until the PIP has been successfully completed.
Employees out on leave or who will be out on leave during any given performance period are not eligible to participate in the Plan for such performance period.
Right of Employment and Company Discretion. The Plan will remain in effect until and unless terminated by the Compensation Committee. The Company reserves the right to alter, amend, suspend, or in any other way, to align the Plan with the changing needs of the Company.
The Company reserves the right to restrict participation in the Plan at any time. Participation under this Plan does not guarantee the right to continued employment. A participant or the Company may terminate the employment relationship at any time, for any reason, with or without cause.
Administration and Discretion. The Compensation Committee will administer the Plan and has all powers and discretion to administer the Plan and to control its operation. Notwithstanding anything in the Plan to the contrary, the Compensation Committee may, in its discretion, increase or decrease (including to zero) the amount of the bonus pool that is funded, the percentage or dollar value of Plan award targets for participants, and the number of shares to be granted under an Award. Any determination, decision or action of the Compensation Committee with respect to the Plan will be final, conclusive, and binding upon all persons, and will be given the maximum possible deference permitted by law.
Miscellaneous
Captions. Captions are provided herein for convenience only, and will not serve as a basis for interpretation or construction of the Plan.
Governing Law; Severability. The Plan and all Awards will be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions. In the event any provision of the Plan will be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

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Requirements of Law. The granting of Awards under the Plan will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
oOo

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